Exhibit 99.1

Caribou Biosciences Reports First Quarter 2022 Financial Results and

Provides Business Updates

- Initial ANTLER Phase 1 clinical data scheduled to be shared at the European Hematology Association (EHA) 2022 Hybrid Congress for CB-010, the Company's lead allogeneic cell therapy candidate, in patients with r/r B-NHL --

-- Submission of IND application planned in H2 2022 for CB-011, Caribou’s second allogeneic cell therapy candidate, for evaluation in patients with r/r multiple myeloma --

-- $390.8 million in cash, cash equivalents, and marketable securities as of March 31, 2022 to advance Caribou’s wholly owned pipeline of allogeneic CAR-T and CAR-NK cell therapies --

BERKELEY, CA, May 9, 2022 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported financial results for the first quarter of 2022 and provided business updates.

“Building on the momentum and significant achievements of 2021, we focused on execution and the advancement of our pipeline of genome-edited allogeneic CAR-T and CAR-NK cell therapies in the first quarter of 2022,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “We continue to enroll patients in our ANTLER Phase 1 clinical trial of CB-010 and we are slated to share initial data from patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) at EHA next month. This year, we plan to submit an IND application for CB-011 to rapidly advance our second CAR-T program into the clinic, and we expect to share target selection for CB-020, the first solid tumor-targeted program from our CAR-NK platform.”

Recent Business Highlights

Pipeline

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CB-010: In April 2022, an abstract with initial clinical data from the ANTLER Phase 1 trial of CB-010 in adults with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) was accepted at EHA, being held in Vienna, Austria, June 9-17, 2022.
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Caribou’s lead product candidate, CB-010, is an allogeneic anti-CD19 CAR-T cell therapy engineered using Cas9 CRISPR hybrid RNA-DNA (chRDNA) technology to insert a CD19-specific CAR into the TRAC gene and knock out PD-1 to boost the persistence of antitumor activity. More information can be found at www.clinicaltrials.gov (NCT04637763).
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Caribou continues to enroll patients in ANTLER.
•
CB-011: Caribou is conducting IND-enabling studies to support an IND application submission in H2 2022 in patients with relapsed or refractory multiple myeloma (r/r MM).
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In April 2022, promising preclinical data supporting the development of CB-011 were presented at the American Association for Cancer Research (AACR) Annual Meeting.
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CB-011 is an allogeneic anti-BCMA CAR-T cell therapy engineered using Cas12a chRDNA technology to insert a BCMA-specific CAR into the TRAC gene and armor the cells with an immune cloaking strategy that includes a knockout of the endogenous B2M gene and site-specific insertion of a B2M–HLA-E fusion transgene into the B2M gene. This immune cloaking strategy is designed to blunt both T- and NK-mediated immune cell rejection, enabling more durable antitumor activity.

Corporate

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In January 2022, Caribou appointed Syed Rizvi, M.D., as chief medical officer. Dr. Rizvi has more than two decades of experience in all stages of drug development, from clinical strategy and execution through regulatory submissions to support approval and commercialization of several cancer treatments, including three approved autologous CAR-T cell therapies ABECMA®, BREYANZI®, and CARVYKTI™. Prior to joining Caribou, Dr. Rizvi served as chief medical officer of Chimeric Therapeutics and worked for Legend Biotech, Celgene Corporation (now Bristol Myers Squibb), Novartis, Merck, and Genta, Inc.
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In January 2022, Zili An, M.D., joined Caribou as vice president of pharmacology. He brings over 20 years of drug development experience in multiple cancer therapeutic modalities, including CAR-T cell therapies.

Anticipated Milestones for 2022 and Beyond

•
CB-010: Caribou is scheduled to share initial data from its ongoing ANTLER Phase 1 trial for CB-010, an anti-CD19 CAR-T cell therapy for r/r B- NHL, at EHA in June 2022.
•
CB-011: Caribou expects to submit an IND application for CB-011, an anti-BCMA CAR-T cell therapy for r/r MM, in H2 2022.
•
CB-020: Caribou expects to announce target selection for CB-020, an iPSC-derived CAR-NK cell therapy for solid tumors, in Q4 2022. Additionally, Caribou expects to disclose multiple armoring strategies under development for its CAR-NK platform in Q4 2022.
•
CB-012: Caribou expects to submit an IND application for CB-012, an anti-CD371 CAR-T cell therapy for r/r AML, in 2023.

Upcoming Meetings

•
May 16-19, 2022: 25th Annual Meeting of the American Society for Gene and Cell Therapy (ASGCT). A poster with data highlighting the mechanism underlying the superior specificity of its CRISPR hybrid RNA-DNA (chRDNA) guides for genome editing of primary human T cells will be presented on Monday, May 16, 2022, 5:30 - 6:30 pm ET
•
June 9-17: European Hematology Association (EHA) 2022 Hybrid Congress. Initial ANTLER Phase 1 clinical data for CB-010 is scheduled to be presented
•
June 23-24: SingHealth Duke-NUS Cell Therapy Centre (SDCT) and Regenerative Medicine Institute of Singapore (REMEDIS) Annual Conference. An encore presentation of initial ANTLER data will be presented
•
July 18-22: Pan Pacific Lymphoma Conference 2022. An encore presentation of initial ANTLER data will be presented

First Quarter 2022 Financial Results

Cash, cash equivalents, and marketable securities: Caribou had $390.8 million in cash, cash equivalents, and marketable securities as of March 31, 2022 compared to $413.5 million as of December 31, 2021.

Licensing and collaboration revenue: Revenue from Caribou’s licensing and collaboration agreements was $2.7 million for the three months ended March 31, 2022 compared to $1.6 million for the same period in 2021. The increase was primarily due to an increase in revenue recognized pursuant to the AbbVie collaboration and licensing agreement.

R&D expenses: Research and development expenses were $13.9 million for the three months ended March 31, 2022 compared to $10.2 million for the same period in 2021. The increase was primarily due to personnel-related expenses attributable to increased headcount, costs associated with clinical trial and preclinical study activities, and facilities expenses, partially offset by a decrease in expenses related to licensing, sublicensing revenue, and milestones.

G&A expenses: General and administrative expenses were $9.6 million for the three months ended March 31, 2022 compared to $4.6 million for the same period in 2021. The increase was primarily due to personnel-related expenses attributable to increased headcount, legal and accounting services, insurance, other expenses associated with operating as a public company, and facilities and other expenses.

Other income (expense): The Company recorded other income of $1.8 million for the three months ended March 31, 2022 compared to less than $0.1 million for the same period in 2021.

This increase was primarily due to the non-cash change in fair value of the success payments liability under the Memorial Sloan Kettering Cancer Center (MSKCC) exclusive license agreement.

Net loss: For the three months ended March 31, 2022, net loss was $19.1 million compared to $13.2 million for the same period in 2021.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs, including its timing and expectations relating to the release of patient data from its ongoing ANTLER phase 1 clinical trial for CB-010, the submission of IND applications for CB-011 and CB-012, and target selection for CB-020. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as more patient data becomes available; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2022	December 31, 2021
Cash, cash equivalents, and marketable securities	$390,823	$413,508
Total assets	445,997	442,356
Total liabilities	74,200	54,531
Total stockholders' equity	371,797	387,825
Total liabilities and stockholders' equity	$445,997	$442,356

Caribou Biosciences, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Licensing and collaboration revenue	$2,664	$1,586
Operating expenses:
Research and development	13,924	10,165
General and administrative	9,593	4,596
Total operating expenses	23,517	14,761
Loss from operations	(20,853)	(13,175)
Other income (expense):
Change in fair value of equity securities	(88)	—
Change in fair value of the MSKCC success payments liability	1,596	—
Other income - net	257	16
Total other income (expense)	1,765	16
Net loss	(19,088)	(13,159)
Other comprehensive loss:
Net unrealized loss on available-for-sale marketable securities, net of tax	(954)	—
Net comprehensive loss	$(20,042)	$(13,159)
Net loss per share, basic and diluted	$(0.32)	$(1.39)
Weighted-average common shares outstanding, basic and diluted	60,546,170	9,499,448

Caribou Biosciences, Inc.

Contacts:

Amy Figueroa, CFA

Investor Relations and Corporate

Communications

afigueroa@cariboubio.com

Investors and Media:

Elizabeth Wolffe, Ph.D., and Sylvia Wheeler

Wheelhouse LSA

lwolffe@wheelhouselsa.com

swheeler@wheelhouselsa.com

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